Exhibit 21.1

SUBSIDIARIES OF PLAYAGS, INC.

As of December 31, 2019

Name	Jurisdiction of Incorporation
AP Gaming Voteco, LLC	Delaware
PlayAGS, Inc.	Nevada
AP Gaming, Inc.	Delaware
AP Gaming Holdings, LLC	Delaware
AP Gaming I, LLC	Delaware
AP Gaming II, Inc.	Delaware
AP Gaming Acquisition, LLC	Delaware
AGS Capital, LLC	Delaware
PLAYAGS BRASIL LTDA	Brazil
AGS LLC	Delaware
PLAYAGS UK Limited	England and Wales
Gamingo Limited	England and Wales
AGS CJ Corporation	Delaware
AGS CJ Holdings Corporation	Delaware
Cadillac Jack, Inc.	Georgia
PLAYAGS Mexico, S. De R.L. De C.V.	Mexico
PLAYAGS Canada, ULC	British Columbia
Platform 9 Corporation	Delaware
Integrity Gaming LLC	Oklahoma
CNO Investments – Aurora Gaming	Oklahoma
PLAYAGS AUSTRALIA PTY	Australia
AGSi LLC	Nevada
AGS Interactive US, INC.	California
GAMINGO (ISRAEL), LTD.	Israel
AGSi Holdings LLC	Nevada
Gameiom Technologies Limited	Isle of Man
AGSi Malta Limited	Malta
Gameiom Technologies (Gibraltar) Limited	Gibraltar